Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 23rd day of May, 2011 by and among Lantis Laser Inc., a Nevada corporation (the “Company”), Lantis Laser, Inc, a New Jersey  corporation (the “Subsidiary”), and Craig Gimbel, a natural person who resides in the State of New Jersey (“Executive”).

WHEREAS, the Company wishes to employ Executive as the Executive Vice President, Clinical Affairs of the Subsidiary and Executive wishes to accept such employment;

WHEREAS, the Company and Executive wish to set forth the terms of Executive’s employment and certain additional agreements between Executive, on the one hand, and the Company and the Subsidiary, on the other hand.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1.	Employment Period

The Subsidiary will employ Executive, and Executive will serve the Subsidiary, under the terms of this Agreement commencing May 23, 2011 (the “Commencement Date”) for a term of three (3) years unless earlier terminated under Section 4 hereof.  The period of time between the commencement and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period”.

2.	Duties and Status

The Company hereby engages Executive as its Executive Vice President, Clinical Affairs of the Subsidiary on the terms and conditions set forth in this Agreement including the terms and conditions of the Executive Proprietary Information, Inventions, and Non-Competition Agreement attached hereto as Exhibit A and incorporated herein. Executive agrees to perform such duties as are customarily performed by similar executive officers at peer companies and as may be more specifically enumerated from time to time by the Company’s Board of Directors (the “Board”). During the term of the Employment Period, Executive shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with Executive’s position, commensurate with the authority vested in Executive pursuant to this Agreement and consistent with the governing documents of the Company.

3.	Compensation and Benefits

(a)
Salary.  During the Employment Period, the Company shall pay to Executive, as compensation for the performance of Executive’s duties and obligations under this Agreement, a base salary of $120,000 per annum (the “Annual Base Salary”), payable in accordance with the Company’s regular payroll practices.  Executive's Annual Base Salary shall be reviewed annually in accordance with the policies of the Company from time to time and in the second year from the Commencement Date of the may be subject to upward adjustment based upon, among other things, Executive's performance, as determined in the sole discretion of the Board. In the event that any of the Annual Base Salary is not paid in accordance with the terms of this Agreement, such unpaid Annual Base Salary shall be accrued and shall be convertible, at the discretion of the Executive, into options to purchase shares of the Company's common stock at $0.075 per share, allowing for reorganization, recapitalizations, consolidation, amalgamations and mergers.

(b)
Bonus.  During the Employment Period, Executive shall be eligible for a bonus of up to 50% of Executive's Annual Base Salary to be paid in cash, stock or stock options or a combination based on performance targets that shall be defined and agreed upon mutually by the Board and Executive. Cash and/or stock/stock option bonus payments will be determined and approved by the Board.

(c)
Equity.  Executive shall be eligible to receive awards of restricted stock, stock options, stock appreciation rights, phantom stock units and such other forms of equity compensation awards that may be authorized from time to time by the Board (collectively, “Equity”) under the Company’s equity compensation plans, such awards to be made by the Board from time to time in its sole discretion.  The Company shall reserve not less than 5% of its authorized capital for its Equity compensation plans for directors, officers, employees, advisors, consultants and other personnel.

(d)
Other Benefits.  During the Employment Period, Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.  In addition, during the Employment Period, Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company including, but not limited to, standard holidays, twenty (20) days of vacation for the first year of the Employment Period and an additional day of vacation for each year thereafter to a maximum of twenty-five (25) days, to be used in accordance with the Company’s vacation pay policy for senior executives.

(e)
Business Expenses.  During the Employment Period, the Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in the performance of Executive’s duties under this Agreement, including telecommunications expenses and travel expenses.

(f)	Automobile Allowance. The Company agrees to reimburse Executive for the lease and maintenance of one automobile in an amount to be mutually agreed between the Company and Executive.

4.	Termination of Employment

(a)
Termination for Cause.  The Company may terminate Executive’s employment hereunder for Cause (defined below).  For purposes of this Agreement and subject to Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have Cause to terminate Executive’s employment hereunder if such termination shall be the result of:

(i)
a material breach of fiduciary duty or material breach of the terms of this Agreement or any other agreement between Executive and the Company (including without limitation any agreements regarding confidentiality, inventions assignment and non-competition);

(ii)	the commission by Executive of any act of embezzlement, fraud, larceny or theft on or from the Company;

(iii)
substantial and continuing neglect or inattention by Executive of the duties of his employment or the willful misconduct or gross negligence of Executive in connection with the performance of such duties which remains uncured for a period of fifteen (15) days following receipt of written notice from the Board specifying the nature of such breach;

(iv)	the commission and indictment by Executive of any crime involving moral turpitude or a felony; and

(v)
Executive’s performance or omission of any act which, in the judgment of the Board, if known to the customers, clients, stockholders or any regulators of the Company, would have a material and adverse impact on the business of the Company.

(b)
Termination for Good Reason.  Executive shall have the right at any time to terminate Executive’s employment with the Company upon not less than thirty (30) days prior written notice of termination for Good Reason (defined below).  For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, Executive shall have Good Reason to terminate Executive’s employment hereunder if such termination shall be the result of:

(i)	the Company’s material breach of this Agreement; or

(ii)	A requirement by the Company that Executive perform any act or refrain from performing any act that would be in violation of any applicable law.

(c)
Notice and Opportunity to Cure.  Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause and Executive’s right to terminate for Good Reason that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of fifteen (15) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 15-day period, unless such breach cannot be cured or remedied within fifteen (15) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure. In case Executive is the party seeking termination, written notice should be provided to either the Company’s CEO, the Company’s President, or the Company's Chairman of the Board.

(d)	Voluntary Termination. Executive, at Executive’s election, may terminate Executive’s employment upon not less than sixty (60) days prior written notice of termination other than for Good Reason.

(e)
Termination Upon Death or Permanent and Total Disability.  The Employment Period shall be terminated by the death of Executive.  The Employment Period may be terminated by the Board if Executive shall be rendered incapable of performing Executive’s duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably be expected to last for a period of either (i) six (6) or more consecutive months from the first date of Executive’s absence due to the disability or (ii) nine (9) months during any twelve-month period (a “Permanent and Total Disability”).  If the Employment Period is terminated by reason of a Permanent and Total Disability of Executive, the Company shall give thirty (30) days’ advance written notice to that effect to Executive.

(f)
Termination at the Election of the Company.  At the election of the Company, otherwise than for Cause as set forth in Section 4(a) above, upon not less than sixty (60) days prior written notice of termination.

(g)
Termination for Business Failure.  Anything contained herein to the contrary notwithstanding, in the event the Company’s business is discontinued because continuation is rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof.  In the event this Agreement is terminated pursuant to this Section 4(g), the Company will give Executive fourteen (14) days’ advance written notice of termination and Executive will not be entitled to severance pay.

5.	Consequences of Termination

(a)
By Executive for Good Reason or by the Company Without Cause.  In the event of a termination of Executive’s employment during the Employment Period by Executive for Good Reason pursuant to Section 4(b) or by the Company without Cause pursuant to Section 4(f) the Company shall pay Executive (or Executive’s estate) and provide Executive with the following, provided that Executive enter into a release of claims agreement agreeable to the Company and Executive:

(i)	Cash Payment. A cash payment, payable in equal installments over a six (6) month period after Executive’s termination of employment, equal to the sum of the following:

(A)	Salary. The equivalent of six (6) months of Executive’s then-current base salary (the “Severance Period”); plus

(B)
Earned but Unpaid Amounts.  Any previously earned but unpaid salary through Executive’s final date of employment with the Company, and any previously earned but unpaid bonus amounts prior to the date of Executive’s termination of employment.

(C)	Equity. All Equity vested at time of termination shall be retained by Executive and all Equity that has not vested shall be accelerated and be deemed vested for purposes of this Section 5.

(ii)
Other Benefits.  The Company shall provide continued coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to such termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that Executive’s participation in any such plan or program is barred, the Company shall use its commercially reasonable efforts to provide Executive with benefits substantially similar (including all tax effects) to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  In the event that Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverage provided for in this Section 5(a)(ii).

(b)
Other Termination of Employment.  In the event that Executive’s employment with the Company is terminated during the Employment Period by the Company for Cause (as provided for in Section 4(a) hereof) or by Executive other than for Good Reason (as provided for in Section 4(b) hereof), the Company shall pay or grant Executive any earned but unpaid salary, bonus, and Options through Executive’s final date of employment with the Company, and the Company shall have no further obligations to Executive.

(c)
Withholding of Taxes.  All payments required to be made by the Company to Executive under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

(d)
No Other Obligations.  The benefits payable to Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements.  Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Executive upon his termination of employment.

6.	Change of Control.

(a)	In the event of a change in control of the Company, the Company shall pay Executive and provide him with the following:

(i)	Cash Payment. A cash payment, payable in a lump sum at the time any change in control is consummated, equal to the sum of the following:

(A)	Salary. The equivalent of eighteen (18) months of Executive’s then-current base salary; plus

(B)	Earned but Unpaid Amounts. Any previously earned but unpaid salary through date of the change in control, and any previously earned but unpaid bonus amounts prior to the date of the change in control.

(C)	Equity. All Equity vested at time of the change in control shall be retained by Executive and all Equity that has not vested shall be accelerated and be deemed vested for purposes of this Section 6.

(b)	As used in this Agreement, the term "change in control" shall mean the occurrence of any of the following events:

(i)
if any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than an employee benefit plan sponsored by the Company, becomes the "beneficial owner," as such term is used in Section 13 of the Exchange Act (without regard to any vesting or waiting periods) of common equity of the Company or any class of stock convertible into common equity of the Company, in an amount equal to fifty percent (50%) or more of the sum total of the common equity issued and outstanding immediately prior to such acquisition as if they were a single class and disregarding any equity raise in connection with the financing of such transaction;

(ii)	if any common equity is purchased pursuant to a tender or exchange offer of more than fifty percent (50%) of the common equity issued and outstanding immediately prior to any tender or exchange offer;

(iii)
upon the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the stockholders of the Company immediately before such transaction own, immediately after consummation of such transaction, equity securities possessing less than fifty percent (50%) of the surviving or acquiring company; or

(iv)	upon a turnover, during any two (2) year period, of the majority of the members of the Board, without the consent of the remaining members of the Board as to the appointment of the new members.

7.	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflict of laws.

8.	Indemnity and Insurance

The Company shall indemnify and save harmless Executive for any liability incurred by reason of any act or omission performed by Executive while acting in good faith on behalf of the Company and within the scope of the authority of Executive pursuant to this Agreement and to the fullest extent provided under the Bylaws, the Articles of Incorporation and the Nevada Revised Statutes, except that Executive must have in good faith believed that such action was in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

The Company shall provide that Executive is covered by any Directors and Officers insurance that the Company provides to other senior executives and/or board members.

9.	Cooperation with the Company After Termination of Employment

Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.  Following any notice of termination of employment by either the Company or Executive, the Company shall be entitled to such full time or part time services of Executive as the Company may reasonably require during all or any part of the sixty (60)-day period following any notice of termination, provided that Executive shall be compensated for such services at the same rate as in effect immediately before the notice of termination.

10.	Notice

All notices, requests and other communications pursuant to this Agreement shall be sent by overnight mail, by fax with proof of transmission or by email with confirmed receipt to the following addresses:

If to Executive:

Craig Gimbel
11 Stonebridge Court
 Denville, New Jersey 07834
Fax:   (619) 789-0454
Email: craiggimbel@lantislaser.com

If to the Company or the Subsidiary:

Lantis Laser Inc.
41 Howe Lane
Freehold, NJ 07728
Attn: Al Pietrangelo, President
Fax:   (619) 789-0454
Email: alpietrangelo@gmail.com

11.	Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Executive or of the Company.

12.	Non-Assignment / Successors

Neither party hereto may assign his/her or its rights or delegate his/hers or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale or all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Executive to the extent of any payments due to them hereunder.  As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

13.	Severability

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

14.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.	Arbitration

Executive and the Company shall submit to mandatory and exclusive binding arbitration, any controversy or claim arising out of, or relating to, this Agreement or any breach hereof where the amount in dispute is greater than or equal to $50,000, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  In the event the amount of any controversy or claim arising out of, or relating to, this Agreement, or any breach hereof, is less than $50,000, the parties hereby agree to submit such claim to mediation.  Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (“AAA”) in the State of New Jersey, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator.  The arbitrator shall issue a written decision which contains the essential findings and conclusions on which the decision is based.  Mediation shall be governed by, and conducted through, the AAA.  Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16.	Entire Agreement

This Agreement and all schedules and other attachments hereto constitute the entire agreement by the Company and Executive with respect to the subject matter hereof and, except as specifically provided herein, supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above.

LANTIS LASER INC.

By:	/s/ Al Pietrangelo
Name: Al Pietrangelo
Title: President
Yes

LANTIS LASER, INC.

By:	/s/ Stanley B. Baron
Name: Stanley B. Baron
Title: President

EXECUTIVE

/s/ Craig Gimbel
Craig Gimbel

Exhibit A

Proprietary Information and Non-Competition Agreement

For purposes of this Proprietary Information and Non-Competition Agreement (this "Agreement"), the term "Proprietary Information" shall mean all knowledge and information which the Executive has acquired or may acquire as a result of, or related to, his relationship with the Company concerning the Company's business, finances, sales and marketing plans, operations, strategic planning, current or proposed products or services, software, methodologies, algorithms, flow charts and logic diagrams, technical specifications and data, proprietary technology, trade secrets, cost and pricing policies, methods of doing business, customer names and profiles, confidential business information, know-how, techniques, and strategies and Services.  Notwithstanding the foregoing sentence, such Proprietary Information does not include (i) information which is or becomes publicly available through no action or fault of the Executive (except as may be used or disclosed in violation of this Agreement), (ii) information acquired by the Executive from a source other than the Company or any of its Executives or other consultants, which source acquired such information directly from the Company without a breach of any confidentiality obligation between such source and the Company, (iii) information that is known to the Executive without restriction from his own independent sources as evidenced by the Executive’s written records, and which was not acquired, directly or indirectly, from the Company or its partners, and (iv) information developed or obtained by the Executive unrelated to the services performed by the Executive for the Company and discovered from sources other than the Company.

1.	During Term of Employment

At all times while this Agreement is in force and after its expiration or termination, Executive agrees to refrain from disclosing the customer lists, trade secrets, inventions, or other Proprietary Information of Lantis Laser, Inc. (the "Company"). All Proprietary Information generated by Executive during the Term of Employment as set forth in Executive's Employment Agreement with the Company will be the property of Company and to be surrendered to the Company by Executive upon termination as described in Section 4 of this Agreement. In addition, Executive shall not engage, directly or indirectly, as an Executive, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) or in any other capacity, in any competition with the Company, its parent or any of its subsidiaries.

2.	Subsequent to Employment

After expiration or termination of this Agreement, Executive agrees not to compete with the Company for a period of two (2) years in the area of applying diagnostic imaging technology or OCT in the dental field or disclose the Company’s Proprietary Information as described in Section 1. All Company material generated by Executive during employment will be surrendered to the Company as described Section 4. In addition, Executive shall not in any capacity (whether in the capacity as an Executive, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter), directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries.

3.	Non-solicitation

For a two (2) year period following the termination of Executive’s employment for any reason or without reason, Executive shall not solicit or induce any person who was an Executive of the Company or any of its subsidiaries on the date of Executive’s termination or within three (3)  months prior to leaving his or her employment with the Company or any of its subsidiaries to leave their employment with the Company.

4.	Return of Documents

Immediately upon termination of employment, Executive will return to the Company, and so certify in writing to the Company, all the Company’s or any of its subsidiaries’ papers, documents and other property, including information stored for use in or with computers and software applicable to the Company’s and its subsidiaries’ business (and all copies thereof), which are in Executive’s possession or under Executive’s control, regardless whether such papers, documents or other property contain Confidential Information or Trade Secrets.

5.	No Conflicts

To the extent that they exist, Executive will not disclose to the Company or any of its subsidiaries any of Executive’s previous employer’s confidential information or trade secrets.  Further, Executive represents and warrants that Executive has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.  In addition, Executive and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future.  Therefore, the Executive agrees that, following termination of employment with the Company, the Company may forward a copy of this Non-Competition Agreement to any future prospective or actual employer, and the Executive releases the Company from any claimed liability or damage caused to the Executive by virtue of the Company’s act in making that prospective or actual employer aware of this Agreement (and any related Exhibits hereto).

6.	Agreement on Fairness.

Executive acknowledges that:  (i) this Agreement has been specifically bargained between the parties and reviewed by Executive, (ii) Executive has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Executive hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Executive’s livelihood in the event of termination of Executive’s employment by the Company and the strict enforcement of the covenants contained herein.

7.	Equitable Relief and Remedies.

Executive acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy.  Accordingly, the Company shall in any such event be entitled to seek injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law.